Exhibit 10.2

JOHN WILEY & SONS, INC.

WHEREAS, John Wiley & Sons, Inc. (hereinafter referred to as the “Company”) maintains the Supplemental Executive Retirement Plan (hereinafter referred to as “SERP”), consisting of Part A – containing the provisions of the 1989 Supplemental Executive Retirement Plan – and Part B – containing the provisions of the 2005 Supplemental Executive Retirement Plan – to provide additional retirement income and death benefit protection for certain executives of the Company or one of its subsidiaries and in recognition of their contributions to the Company in carrying out senior management responsibilities; and

WHEREAS, pursuant to Section 7.1 Part A of the SERP and Section 7.1 of Part B of the SERP, the Board of Directors of the Company reserves the right to amend the SERP from time to time subject to certain conditions not here relevant; and

WHEREAS, the Company, based on recommendation by management and agreement by the Executive Compensation and Development Committee, wishes to extend participation in Part B of the SERP to Stephen M. Smith, subject to its terms and conditions, and Mr. Smith executing a letter of agreement in such form as said Committee shall direct as required by Section 2.1(b) of Part B of the SERP (the “2009 Letter Agreement”); and

WHEREAS, the Board of Directors of the Company deems it advisable to amend the SERP at this time to make certain changes to the terms and conditions of the SERP affecting certain named employees of the Company as set forth in Appendix B of Part A of the SERP and Appendix A of Part B of the SERP.

NOW, THEREFORE, be it

RESOLVED, that participation in Part B of the SERP be, and it hereby is, extended to Stephen M. Smith, subject to its terms and conditions, and Mr. Smith executing the 2009 Letter Agreement, effective as of June 1, 2009; and be it further

RESOLVED, that the SERP be, and it hereby is, amended effective as of October 1, 2009 in the following respects:

1.   The SERP is amended to make certain changes to the terms and conditions of the SERP affecting certain named employees of the Company by incorporating at the end thereof Appendix B of Part A and Appendix A of Part B attached hereto and made a part thereof.

2. The first sentence of Section 3.1(a) of Part A of the SERP is amended by inserting immediately following the phrase “Subject to the provisions of Section 4 and 8” the following phrase:

“and unless otherwise provided in an appendix to the Plan,”

3.           Section 3.1 of Part A of the SERP is amended by adding the following new subsection (d) at the end thereof:

“(d)
Notwithstanding any provision in the Plan to the contrary, the Participant  named on Appendix B of Part A shall receive, in addition to any post-retirement income benefit determined under Section 3.1(a) of the Plan, a supplementary retirement benefit as set forth in Appendix B of Part A, subject to the terms and conditions set forth therein.”

4.           The first sentence of Section 3.1(a) of Part B of the SERP is amended by inserting immediately following the phrase “Subject to the provisions of Section 4 and 8” the following phrase:

“and unless otherwise provided in an appendix to the Plan,”

and be it further

RESOLVED, that it is the Company’s intention to operate the SERP in compliance with the provisions of Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder; and be it further

RESOLVED, that the Senior Vice President, Human Resources of the Company hereby is authorized and empowered to take any actions on the advice of counsel which may be necessary or appropriate to implement the intent of the foregoing resolutions.

APPENDIX B OF PART A – Supplementary Benefit

This Appendix B of Part A constitutes an integral part of the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan (the “SERP”).  The provisions of this Appendix B of Part A are applicable only to Mr. Ellis E. Cousens.

1.           Subject to the provisions of Section 4 and 8 of Part A of the SERP, if Mr. Cousens (a) incurs a Separation from Service, for reasons other than death, on or after the date he attains the age of 62, and regardless of his length of service at the time of such Separation from Service, or (b) is involuntarily terminated from employment by the Company except for “Cause” (as such term is defined in Section 4.3 of Part A of the SERP) prior to attaining age 62, Mr. Cousens shall be entitled to receive a supplementary benefit (“Supplementary Benefit”) under the SERP equal to the difference, if any, between (x) the sum of his benefits earned under the Employees’ Retirement Plan of John Wiley & Sons, Inc. (the “Qualified Plan”), the John Wiley & Sons, Inc. Supplemental Benefit Plan (the “Excess Plan”) and the SERP (collectively, the “Plans”), as of the date of such Separation from Service , unreduced for early retirement under the applicable provisions of the Plans, and (y) the sum of his benefits earned under the Qualified Plan, the Excess Plan and the  SERP as of the date of his Separation from Service, reduced to reflect the commencement of said payments prior to his attainment of age 65 (early retirement) under the applicable provisions of the Plans.  In the event Mr. Cousens becomes disabled prior to the month in which he attains age 65 and his Separation from Service, he will be entitled to the benefit set forth in Section 5 of Part A of the SERP.

2.           Such Supplementary Benefit payable pursuant to the provisions of item 1 above shall commence at the same time that his benefit commences pursuant to the provisions of Section 3.1 or 3.2 of the SERP, whichever is applicable.

3.           Such Supplementary Benefit will be paid in the same form as any Additional Benefit earned under the provisions of Part A of the SERP would be paid to Mr. Cousens pursuant to the provisions of Sections 3.5 of Part A of the SERP.

4.           Notwithstanding the foregoing, if Mr. Cousens’ employment is terminated at any time by the Company for Cause (as such term  is defined in Section 4.3 of Part A of the SERP), Mr. Cousens will not be entitled to the Supplementary Benefit described in item 1 above.

APPENDIX A OF PART B – Modification to Part B of the SERP as Applicable to Mr. Stephen M. Smith

This Appendix A of Part B constitutes an integral part of the John Wiley & Sons, Inc. Supplemental Executive Retirement Plan (the “SERP”).  The provisions of this Appendix A of Part B are applicable only to Mr. Stephen M. Smith, provided he executes the letter agreement, including Exhibit A thereto, dated [September __,] 2009 (the “2009 Letter Agreement”).

Except as otherwise modified or expanded in this Appendix A of Part B, the provisions of the SERP as contained in Part B of the document to which this Appendix A is attached shall determine the benefits payable to or on behalf of Mr. Smith.

In the case of Mr. Smith, notwithstanding any provision in the SERP, for purposes of determining any benefits payable under Section 3 of Part B of the SERP, the following terms shall have the meanings set forth below:

1.           Section 1.14  “Other Retirement Income” shall mean: (i) the annual benefit payable to Mr. Smith from the Nonqualified Supplemental Benefit Plan of John Wiley & Sons, Inc., (ii) the annual retirement benefit payable to Mr. Smith from The John Wiley & Sons Limited Retirement Benefits Scheme computed in accordance with the terms of such plan, and (iii) the annual retirement benefit provided for and described in the letter agreement between Mr. Smith and the Company dated January 25, 1999 and other supplemental material (the “UK Letter Agreement”), which is attached to and made a part of the 2009 Letter Agreement as Exhibit A, at age 65, which has been determined to be £98,270.

For purposes of calculating the offset referenced in Section 3.1(a)(iii) of Part B of the SERP the amount in clauses (ii) and (iii) above, shall be converted to dollars pursuant to procedures established by the Executive Compensation and Development Committee of the Board of Directors of the Company and in accordance with the provisions of Section 409A of the Code utilizing the average exchange rate as published in the Wall Street Journal for the twelve-month period preceding the time of such conversion.

The amount set forth in clause (iii) above shall not be adjusted for any reason (except by a written agreement executed by the Company and Mr. Smith), regardless of the amount of the benefit under the UK Letter Agreement actually paid to Mr. Smith, which will be calculated as set forth in the UK Letter Agreement at the time of payment.

2.           Section 1.22 “Years of Benefit Service” shall mean Mr. Smith’s Benefit Service as defined in Section 3.02 of the Wiley Basic Plan earned on and after June 1, 2009 plus with respect to his period of employment with the Company prior to June 1, 2009, all periods of service rendered as an employee of the Company or any Affiliated Company (as defined in the Wiley Basic Plan).